Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-185271) and Registration Statements on Form S-8 (File Nos. 333-140244, 333-140245 and 333-171828) of Northern Technologies International Corporation and Subsidiaries of our report dated November 13, 2015, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears on page 50 of this annual report on Form 10-K for the fiscal year ended August 31, 2015.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

November 13, 2015